UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 15, 2017

CHESAPEAKE ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)
Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
6100 North Western Avenue, Oklahoma City, Oklahoma		73118
(Address of principal executive offices)		(Zip Code)
(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 7.01 Regulation FD Disclosure.

The management of Chesapeake Energy Corporation (the “Company”) will present at the Goldman Sachs Second Annual Leveraged Finance Conference on Tuesday, June 20, 2017 and the Tudor Pickering Holt & Co. 13th Annual Energy Conference on Wednesday, June 21, 2017. A slide presentation of materials to be presented at the conference will be accessible via the Investor Presentations section of the Company’s website: http://www.chk.com/investors/presentations.

The information in this Form 8-K is being furnished, not filed, pursuant to Item 7.01. Accordingly, the information will not be incorporated by reference into any document filed by the Company under the Securities Act of 1933, as amended, except as set forth by specific reference in such filing.

Item 8.01. Other Events.

Borrowing Base Redetermination

On June 15, 2017, the administrative agent under the Company’s senior revolving credit agreement, dated December 15, 2014, by and among: (i) the Company, as borrower; (ii) MUFG Union Bank N.A., as the administrative agent, a swingline lender and a letter of credit issuer; and (iii) certain other lenders named therein, as amended, notified the Company that the scheduled borrowing base redetermination review has been completed, and the required lenders have reaffirmed the $3.8 billion borrowing base thereunder, effective as of June 15, 2017.
Tender Offers
The Company’s previously announced tender offers to purchase certain series of its senior notes expired on June 19, 2017. The Company accepted for purchase approximately $681.8 million aggregate principal amount of 8.00% Senior Secured Second Lien Notes due 2022 for aggregate cash consideration (excluding accrued interest) of approximately $750 million.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ James R. Webb
James R. Webb
Executive Vice President - General Counsel and Corporate Secretary
Date: June 19, 2017